Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of October 5, 2005, by and among Viisage Technology, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 296 Concord Road, Third Floor, Billerica, Massachusetts 01821, and L-1 Investment Partners LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 177 Broad Street, Stamford, Connecticut 06901 (the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES; USE OF PROCEEDS

1.1 Agreement to Issue, Sell and Purchase the Securities.

(a) At the Closing (as defined in Section 1.2), the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, upon the terms and conditions hereinafter set forth, Nineteen Million Forty-Seven Thousand Six Hundred and Nineteen (19,047,619) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price per share of Five Dollars and Twenty-Five Cents ($5.25) for an aggregate purchase price of One Hundred Million Dollars ($100,000,000).

(b) At the Closing, the Company will issue to the Purchaser, upon the terms and conditions hereinafter set forth, (i) a warrant to purchase an aggregate of Three Million Two Hundred Thousand (3,200,000) shares of Common Stock at an exercise price of Five Dollars and Fifty Cents ($5.50) per share, such warrant to be in the form of Exhibit A attached hereto (the “First Warrant”); and (ii) a warrant to purchase an aggregate of Eight Hundred Thousand (800,000) shares of Common Stock at an exercise price of Five Dollars and Fifty Cents ($5.50) per share, such warrant to be in the form of Exhibit B hereto (the “Second Warrant” and collectively with the First Warrant, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are sometimes referred to herein as the “Warrant Shares”, and the Shares and the Warrants are sometimes collectively referred to herein as the “Securities”.

(c) The number of shares reflected in Sections 1.1(a) and (b) above shall be adjusted to give effect to the reverse stock split contemplated by Section 5.1(h).

1.2 Closing and Delivery of the Securities.

(a) Closing. The purchase and sale of the Securities (the “Closing”) shall occur at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110 at 2:00 p.m. on the third business day following the date of the receipt of the Requisite Stockholder Vote (as defined in Section 5.1(g) below), or, if all other conditions contained in Article V have not been satisfied or waived on such date, the tenth Business Day after the date on which all of the conditions contained in Article V have been satisfied or waived

(other than such conditions which shall be satisfied on the Closing Date), or at such other place, time, or date as may be mutually agreed to in writing by Purchaser and the Company. The day on which the Closing occurs is sometimes referred to herein as the “Closing Date”.

(b) Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

(c) Delivery of the Securities. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates and the Warrants registered in the name of the Purchaser, representing the Securities set forth in Section 1.1 above and bearing the legend specified in Section 3.7 hereof referring to the fact that the Securities were sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

1.3 Use of Proceeds. Eighty Five Million Dollars ($85,000,000) of the proceeds from the sale of the Securities (the “M&A Proceeds”) shall be used by the Company to finance mergers and acquisitions, including the payment of transaction costs and expenses associated with such transactions, and the balance may be used by the Company without restriction. The Strategic Committee of the board of directors of the Company (the “Board of Directors” or the “Board”) shall administer this restriction on the use of the M&A Proceeds and in no event shall the Board authorize the use of any portion of the M&A Proceeds for purposes other than the financing of mergers and acquisitions without the approval of the Chair of the Strategic Committee. Notwithstanding the foregoing, the Company may invest and reinvest the M&A Proceeds pending their use to finance mergers and acquisitions in (i) savings or interest bearing accounts which are readily marketable obligations of, or fully and unconditionally guaranteed (as to both principal and interest) by, the United States of America or an agency thereof; (ii) negotiable certificates of deposit evidencing direct obligations of any federally insured commercial bank or trust company organized and operating in the United States of America or Canada having capital and surplus and undivided profits of at least $100,000,000 and whose long term unsecured debt obligations have the highest or second highest rating available from Moody’s Investors Service, Inc., Standard & Poor’s or Fitch Investors Service; or (iii) shares of so-called “money market funds” registered under the Investment Company Act of 1940, as amended, organized and operating in the United States of America, having total net assets of $1,000,000,000 or more. Any interest or other income received on such investment or reinvestment of the M&A Proceeds shall be the property of the Company and may be used by the Company without restriction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined herein) on the Company. The subsidiaries of the Company (the “Subsidiaries”) consist of Biometrica Systems, Inc., Viisage Technology AG, Trans Digital Technologies Corporation, Imaging Automation, Inc. and VIDS Acquisition Corp. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.

2.2 Authorized Capital Stock. As of the date hereof, the Company’s authorized capital stock consists of (i) 75,000,000 shares of Common Stock, of which 48,140,838 shares were issued and outstanding as of October 5, 2005, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), none of which are issued and outstanding. The Company has not issued any shares since January 1, 2005 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board and upon the exercise of options and warrants outstanding on such date. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. With respect to each Subsidiary, (i) the Company owns 100% of the Subsidiary’s capital stock, (ii) all the issued and outstanding shares of the Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any Subsidiary’s capital stock, and (iv) there are no agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or its Subsidiaries.

2.3 Issuance, Sale and Delivery of the Securities. The Shares, the Warrants and Warrant Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms hereof, the Warrants, the Shares and the Warrant Shares, respectively, will be duly authorized, validly issued, fully paid and nonassessable. No further approval or authorization of the Board of Directors of the Company will be required for the issuance and sale of the Securities to be sold by the Company as contemplated herein.

2.4 Due Execution, Delivery and Performance of the Transaction Documents. The Company has full legal right, corporate power and authority to enter into this Agreement, the First Warrant, the Second Warrant, the Registration Rights Agreement (as defined in Section 5.1(e) below) and the Lau Technologies Lock-Up Agreement (as defined in Section 5.1(f) below) (all such agreements and documents are collectively referred to herein as the “Transaction Documents”) and perform the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly authorized, executed and delivered by the Company. Subject to the approval of the Company’s stockholders, the making and performance of the Transaction Documents by the Company and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of the Company, (ii) result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any Subsidiary is a party or by which the Company or its properties, or any Subsidiary or such Subsidiary’s properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any Subsidiary or any of their respective properties, in the case of clause (ii) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Securities. Upon their execution and delivery, and assuming the valid execution thereof by the Purchaser and the other parties thereto, the Transaction Documents will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). For purposes of this Agreement, the term “Material Adverse Effect” shall mean: (a) a material adverse effect on the financial condition, properties, business or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its material obligations under this Agreement; provided, however, that a Material Adverse Effect shall not include any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America, (ii) conditions generally applicable to the industry in which the Company operates (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, assets or financial condition of the Company and the Subsidiaries, taken as a whole), and (iii) the public announcement of this Agreement or the consummation of the transactions contemplated hereby. A reduction in market price of the Company’s Common Stock on the Nasdaq National Market shall not, in and of itself, constitute a Material Adverse Effect.

2.5 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, at a meeting duly called and held, duly adopted resolutions to (i) approve the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Securities), (ii) direct that this Agreement be submitted to a vote of the Company’s stockholders, and (iii) recommend that the Company’s stockholders approve this Agreement.

2.6 Valid Offering. Assuming the accuracy of the representations and warranties of Purchaser set forth in Article III, the offer, sale, and issuance of the Securities will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.

2.7 No Defaults. The Company is not in violation or default of any provision of its certificate of incorporation or bylaws, or other organizational documents, or, except as to defaults, violations and breaches which, individually or in the aggregate, would not reasonably be expected to be material to the financial condition, properties, business or results of operation of the Company and its Subsidiaries, taken as a whole, in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and, except as set forth in Schedule 2.7, there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default on the part of the Company as defined in such documents, except such defaults which individually or in the aggregate would not reasonably be expected to be material to the financial condition, properties, business or result of operation of Company and its Subsidiaries, taken as a whole.

2.8 Properties. Each of the Company and its Subsidiaries has good and marketable title to all the properties and assets reflected as owned by it in the consolidated financial statements included in Company’s most recently filed Form 10-Q other than those which have been disposed of since the date of such financial statements, free and clear of all liens, mortgages, pledges, charges or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company. All leased properties of the Company and its Subsidiaries are held under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and its Subsidiaries. The Company or a Subsidiary owns or leases all such properties as are necessary in all material respects to the Company’s operations as now conducted.

2.9 No Material Change. Except as set forth in Schedule 2.9, since July 3, 2005, (i) neither the Company nor any Subsidiary has incurred, other than in the ordinary course of business, any material liabilities or obligations which would be required under generally accepted accounting principles in the United States (“GAAP”) to be set forth on the Company’s balance sheet; (ii) neither the Company nor any Subsidiary has sustained any material loss or interference with its respective businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) the Company has not paid or declared any dividends or other distributions with respect to its capital stock; (iv) neither the Company nor any Subsidiary is in default in the payment of principal or interest on any outstanding debt obligations; (v) there has not been any change in the capital stock of the Company other than the sale of the Securities hereunder and the issuance of shares or options pursuant to employee or director equity incentive plans or purchase plans approved by the Company’s Board of Directors or upon the exercise of options and warrants outstanding on such date, or indebtedness material to the Company (other than in the ordinary course of business), (vi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement, (vii) the Company has not granted any increase in the base compensation of any of its directors, officers and employees outside the ordinary course of business, (viii) the Company has not entered into, adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Company Plan), outside the ordinary course of business which, individually or in the aggregate, would have had or would reasonably be expected to have a Material Adverse Effect, and (ix) there have been no events or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

2.10 Material Contracts. Schedule 2.10 sets forth the following types of written contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or commitments (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party to or by which it is bound (collectively, the “Material Contracts”): (i) Contracts with any current or former officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries; (iii) Contracts for the exclusive license or sale of any material assets of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase or license any of their assets; (iv) joint venture Contracts; (v) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area; (vi) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person; (vii) Contracts relating to material indebtedness; (viii) Contracts granting any registration or similar rights in respect of securities of the Company or any of its Subsidiaries; (ix) Contracts that represented more than $500,000 of revenue for the fiscal year ended December 31, 2004; or (x) any other Contracts that involve the expenditure of more than $500,000 in the aggregate or $250,000 annually. There have been made available to Purchaser true and complete copies of all of the Material Contracts. All of the Material Contracts are in full force and effect and are the legal, valid, and binding obligations of the Company and/or its Subsidiaries, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To the Company’s knowledge, after due inquiry of each program manager or other employee responsible for any Material Contract, neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor is any other party to any such Material Contract in default thereunder in any material respect. The Company has not received any written notice of termination under any Material Contract.

2.11 Intellectual Property.

(a) Schedule 2.11(a) sets forth an accurate and complete list of all patents, registered marks, pending applications for registrations of any marks, registered copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Schedule 2.11(a) lists the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) Except as set forth on Schedule 2.11(b), to the knowledge of the Company, the Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, all of the Company Intellectual Property and Company Technology. To the knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of or misappropriate any United States Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the knowledge of the officers of the Company, threatened suit, action, investigation or proceeding which involves a claim against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner.

(c) To the knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and, except as set forth in Schedule 2.11(c), neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) in the previous three (3) years.

(d) No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than (i) pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology, or (ii) to such employees or third persons who otherwise have a duty of confidentiality to the Company or its Subsidiaries. The

Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or its Subsidiaries.

(e) Schedule 2.11(e) sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) licensed to the Company or its Subsidiaries (other than software that is available on reasonable terms through commercial distributors or in consumer retail stores), in each case that is material to the operation of their businesses.

(f) Except as set forth in Schedule 2.11(f), to the knowledge of the Company, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software owned by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any Subsidiary, or (iii) is, in whole or in part, embodied or incorporated into proprietary products owned by the Company or its Subsidiaries and distributed or sold to third parties.

(g) For purposes of this Agreement:

(i)	“Company Intellectual Property” means all Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries.

(ii)	“Company Technology” means all Technology owned by or licensed to the Company or any of its Subsidiaries.

(iii)	“Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”), (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iv)	“Publicly Available Software” means any Software that is distributed as “open source” or “free” Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)	“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(vi)	“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

2.12 Compliance. The Company and each of its Subsidiaries has complied in all material respects with each Law binding on it or on any of its assets or properties and is not currently in violation of any such Law, and there have been no written notices or orders of noncompliance issued to the Company of any of its Subsidiaries under or in respect of any such Law, the noncompliance with which would reasonably be expected to result in Material Adverse Effect. “Law” means any judgment, order, or statute, law (including common law), ordinance, rule, permit or regulation applicable to the Company or its Subsidiaries or their respective businesses, properties or assets.

2.13 Litigation. Except as set forth in Schedule 2.13, there is no action, suit, proceeding, claim, arbitration or investigation pending, or, to the Company’s knowledge,

threatened, before any agency, court, tribunal or governmental entity, foreign or domestic, against the Company or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by the Transaction Documents. Neither the Company nor any of its Subsidiaries has received any notice or assertion of such an action, suit, proceeding, claim, arbitration or investigation. There is no order of any governmental entity binding on the Company, any of its Subsidiaries, or any of their respective assets or properties.

2.14 Labor. Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the Company’s Knowledge, there have been no organizing activities involving the Company or any of its Subsidiaries in respect of any group of employees of Company or any of its Subsidiaries. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries.

2.15 Taxes. (a) The Company has timely filed all Tax Returns required to filed by or on behalf of the Company or any Subsidiary (taking in consideration appropriate extensions for filing) and has fully paid or adequately accrued all Taxes payable by the Company and the Subsidiaries. All such Tax Returns are correct and complete in all respects. No tax deficiency has been or might be asserted or threatened against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(b) No audit or other administrative or court proceedings are pending with any governmental authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received. No claim has been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c) The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) The Company and the Subsidiaries have never participated in any reportable or listed transaction as defined under Section 6011 of the Code.

(e) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any governmental authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.16 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

2.17 Employee Benefits.

(a) The Company Plans (as defined below) have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable Laws. The “Company Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries.

(b) Neither the Company, any of the Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which the Company or any Subsidiary could incur a material liability. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan for which the Company or any Subsidiary could incur a material liability.

(c) The Company Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Neither the Company, any of the Subsidiaries, nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company, any of the Subsidiaries and any ERISA Affiliate has ever contributed or ever been obligated to contribute to an “employee benefit plan” subject to Title IV of ERISA or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e) Except as set forth on Schedule 2.17(e), none of the Company Plans provide for post-employment life or health insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (“Retiree Benefits”).

(f) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its Subsidiaries (“Employees”), (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

2.18 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

2.19 Insurance. The Company maintains insurance of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company and it Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. Except as set forth on Schedule 2.19, there are no pending claims against any such insurance policy as to which the insurers have denied liability.

2.20 Real Property. Neither the Company nor any of its Subsidiaries owns any real property in fee.

2.21 Material Customers and Suppliers. Since July 1, 2005, no material customer or supplier of the Company or its Subsidiaries, including but not limited to the United States

Department of State and any other state or federal agency, has given the Company or its Subsidiaries any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and the Company or its Subsidiaries, and there has not been any materially adverse change in the business relationship of the Company or its Subsidiaries with any such customer or supplier.

2.22 Corrupt Practices. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any person acting on its behalf and of which the Company is aware in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2004, which are available to the Purchaser on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all exhibits to the Company SEC Reports are available on the SEC Website. All documents required to be filed as exhibits to the Company SEC Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms or whose failure to be so could not reasonably be expected to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries is in default thereunder, except where any such default has not resulted in or would not reasonably be expected to result in a Material Adverse Effect on the Company. As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates,

(ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments which were not or will not be material in amount. There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended July 3, 2005, is hereinafter referred to as the “Company Balance Sheet”. Neither the Company nor any of its Subsidiaries had any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, or (iii) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company has heretofore made available to the Purchaser complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.24 Internal Accounting Controls. Except as set forth in Schedule 2.24, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Schedule 2.24, the Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Act”). Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Act and the related rules and regulations promulgated thereunder.

2.25 Corporate Records. The Company has delivered or made available to Purchaser true and complete copies of the Certificate of Incorporation and bylaws (in each case as amended to the date of this Agreement) of the Company and the Certificate of Incorporation and bylaws (or other comparable organizational or governance documents) of each of its Subsidiaries. The minute books of the Company and each of its Subsidiaries previously made available to Purchaser contain complete and accurate minutes of all meetings of the board of directors of the Company and its Subsidiaries (and all committees thereof) ratified as of the date hereof and accurately reflect all other corporate action of the stockholders and board of directors of the Company and its Subsidiaries (and all committees thereof) to the date hereof, including all amendments and corrections.

2.26 Nasdaq Compliance and Listing. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq National Market. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Securities and the listing thereof on the Nasdaq National Market.

2.27 Proxy Statement. The information supplied by the Company for inclusion in the proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to consider the approval of the transactions contemplated by this Agreement (the “Company Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Closing, any event or information should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform the Purchaser. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchaser which is contained in the Proxy Statement.

2.28 Addition of Mr. Robert LaPenta to the Board of Directors. The Board has approved the appointment of Mr. Robert LaPenta as a member and Chairman of the Board of Directors of the Company, subject to the consummation of the transactions contemplated hereby.

2.29 Fairness Opinion. The Company has received an opinion from USBX Advisory Services, LLC, dated as of October 5, 2005, to the effect that as of such date, the financial consideration provided for in this Agreement is fair to the Company and its shareholders from a financial point of view.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Investment Representations and Covenants. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Securities and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities; (ii) the Purchaser is acquiring the number of Securities set forth in Section 1.1 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Securities or any arrangement or understanding with any other persons regarding the distribution of such Securities within the meaning of Section 2(11) of the Securities Act; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Purchaser has, in connection with its decision to purchase the number of Securities set forth in Section 1.1 above, relied solely upon the SEC Documents and the documents referenced therein and the representations and warranties of the Company contained herein; and (v) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that its acquisition of the Securities has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

3.2 Authorization; Validity of Transaction Documents. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Transaction Documents and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents, and (ii) upon the execution and delivery of the Transaction Documents, assuming the valid execution thereof by the Company and the other parties thereto, the Transaction Documents shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.4 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Transaction Documents, the SEC Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

3.5 Access to Information; Due Diligence Complete. The Purchaser acknowledges that it has had a reasonable opportunity to inspect and evaluate the assets, liabilities, business and prospects of the Company and each Subsidiary. The Purchaser has sufficient experience in evaluating and investing in companies similar to the Company and each Subsidiary so that it is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents and of protecting its own interests. The Purchaser has requested all information, made all inquiries, made inspection, received responses and done all other things it deems appropriate in evaluating the transactions contemplated by the Transaction Documents.

3.6 Information in Proxy Statement. The information supplied by the Purchaser for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Closing, any event or information should be discovered by the Purchaser which should be set forth in a supplement to the Proxy Statement, the Purchaser shall promptly inform the Company of the same. Notwithstanding the foregoing, the Purchaser makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.7 Restrictive Legend. The Purchaser understands that, subject to Section 4.4 (Lock-Up Agreement), until such time as a registration statement covering the Securities has been declared effective or the Securities may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

3.8 Sufficient Funds. The Purchaser currently has sufficient funds to consummate the purchase of the Shares and such funds will remain available at the Closing.

ARTICLE IV

COVENANTS

4.1 Board Representation.

(a) On or prior to the Closing Date, the Board of Directors of the Company shall be expanded by three positions thereby creating three vacancies on the Board. Mr. Robert LaPenta shall be appointed, immediately following the Closing Date, to fill one of these vacancies as a member and Chairman of the Board, serving in a non-executive capacity. If Mr. Robert LaPenta is unable or ceases to serve on the Board for any reason, the Purchaser shall have the right to recommend to the Governance and Nominating Committee for nomination by the Board one new director (to replace Mr. Robert LaPenta as a member of the Board), who need not qualify as an “independent director” (as that term is defined in Rule 4200 of the National Association of Securities Dealers, Inc. or any comparable regulation to which the Company may be subject from time to time) (“Independent Director”), and who shall be the successor Chairman of the Board if approved by the Board (provided that if such individual is rejected by the Board, the Purchaser shall have the right to recommend up to two more candidates to serve as successor Chairman, subject to Board approval, and provided further that if the Board rejects such two additional candidates, Purchaser will retain the rights set forth below to continue recommending candidates to replace Mr. LaPenta, but not as Chairman of the Board). The Purchaser shall have the right to recommend two additional directors to the Governance and Nominating Committee for nomination by the Board to fill the remaining two vacancies created by the expansion, which directors, upon appointment, must each qualify as an Independent Director for all Committee purposes. If one or more candidates recommended by the Purchaser pursuant to this Section are rejected by the Committee or the Board, the Purchaser shall have an ongoing right to recommend candidates to fill the aforementioned vacancies until three candidates are qualified and accepted and there are no remaining vacancies on the Board. Each director recommended to the Board by the Purchaser is referred to herein as a “Purchaser Designee”. For so long as Purchaser owns, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Company (the “Required Interest”), the Purchaser shall be entitled to nominate three Purchaser Designees to the Company’s Board of Directors. In the event that the Purchaser owns an interest in the Company that is less than the Required Interest but equal to or greater than 15% of the outstanding shares of Common Stock of the Company (the “Minimum Interest”), and Purchaser currently has three Purchaser Designees serving on the Board of Directors, then, unless otherwise agreed by a majority of the Board other than the Purchaser Designees, the Purchaser shall cause one of the two Purchaser Designees who are “independent directors” to resign within ten (10) business days, the Board of Directors shall be reduced by one member and thereafter the Purchaser shall be entitled to nominate two members to the Company’s Board of Directors (until such time as the aggregate interest owned by Purchaser shall be less than the Minimum Interest, whereupon Purchaser shall, unless otherwise agreed by a majority of the Board other than the Purchaser Designees, within ten (10) business days cause the remaining two Purchaser Designees to resign and the Purchaser shall have no further rights under this Section 4.1). At least ninety (90) days prior to each annual meeting of stockholders at which Purchaser Designees will stand for election, the Purchaser shall provide written notice to the Company indicating the Purchaser Designees that it will nominate at such annual meeting, and such notice shall set forth as to each person proposed for nomination all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the related proxy statement as a nominee and to serving as a director if elected).

(b) The Company shall use its reasonable best efforts at all times to take such action as is necessary to ensure that the Governance and Nominating Committee of the Board of Directors (or the full Board if there is no such committee) of the Company shall nominate and recommend to the stockholders of the Company that the stockholders of the Company shall elect the Purchaser Designees to the Board of Directors. As a condition precedent to the inclusion of any Purchaser Designee on any slate of nominees to be recommended to stockholders by the Board of Directors pursuant to Section 4.1(a), the Governance and Nominating Committee of the Board (or the full Board if there is no such committee) may review the information provided pursuant to Section 4.1(a) to evaluate in good faith such Purchaser Designee’s character and fitness to serve as a director. If the Governance and Nominating Committee of the Board (or the full Board if there is no such committee) determines in good faith that any such Purchaser Designee lacks the character or fitness to serve as a director based on applicable legal and reasonable commercial standards, the Governance and Nominating Committee of the Board (or the full Board if there is no such committee) shall inform the Purchaser of such determination, and the Purchaser shall then have the right to propose alternative Purchaser Designees in accordance with Section 4.1(a) above reasonably acceptable to the Company. All Purchaser Designees elected to the Board of Directors shall receive, during the period in which they serve, any and all benefits provided to the other non-executive members of the Board of Directors of the Company.

(c) Mr. Robert LaPenta shall have the right to invite representatives of the Purchaser to attend, but not vote, as observers at the open portion of each meeting of the Board of Directors, including telephonic meetings, provided that each such representative has executed and delivered to the Company a confidentiality agreement in a form reasonably satisfactory to the Company.

(d) The Board shall establish a new Strategic Committee consisting of the following five (5) directors so long as they remain members of the Board: Mr. Robert LaPenta as Chair of the Committee, Mr. Denis Berube, the Company’s Chief Executive Officer serving ex-officio, and two other directors recommended by Mr. Robert LaPenta, only one of whom may be a Purchaser Designee. The Board shall adopt a charter in substantially the form of Exhibit E hereto (the “Strategic Committee Charter”), which shall serve as the directive of the Strategic Committee. The Strategic Committee Charter shall not be amended without the approval of the Chair of the Strategic Committee, which approval shall not be unreasonably withheld. The Strategic Committee may, and it is anticipated that the Strategic Committee will, retain consultants and other service providers, including affiliates of the Purchaser, to provide support to the Strategic Committee and to management, on terms and conditions that are approved by a majority of the disinterested members of the Board of Directors.

(e) Subject to availability on reasonable terms and at a reasonable cost, for so long as any Purchaser Designee remains on the Board of Directors, the Company shall maintain directors’ and officers’ liability insurance with an insurer which maintains a rating of not less than A- by Fitch or A.M. Best with at least the current level of coverage and, in addition, shall consult in good faith with Purchaser with respect to (i) the renewal of existing policies and (ii) side A excess terms and conditions coverage in an amount reasonably satisfactory to Purchaser.

(f) Mr. Robert LaPenta and each Purchaser Designee shall be required to comply with the same policies and restrictions as each of the other members of the Board including but not limited to the Company’s Governance Policy, Insider Trading Policy and Code of Ethics and Standards of Conduct.

(g) Notwithstanding anything herein to the contrary, the responsibility and authority of the Board shall not be altered as a result of the transactions contemplated by this Agreement and the Board shall continue to act in accordance with the Company’s certificate of incorporation, bylaws, the Company’s Governance Policy and the various committee charters. The current Board members shall remain in office, though it is anticipated that the size of the Board may be reduced to ten through attrition, as determined by the Board. The current Chairman of the Board, Mr. Denis K. Berube, shall remain a director and, in accordance with Section 4.1(d) above, shall be appointed as a member of the Strategic Committee. The current Chief Executive Officer, Mr. Bernard C. Bailey, shall continue in such capacity subject to the terms and conditions of any employment agreement he may have with the Company, shall remain a director and shall serve as an ex-officio member of the Strategic Committee.

(h) It is understood and agreed that the Company’s Board of Directors is subject to fiduciary duties under applicable law, and that the Company’s stockholders have rights with respect to the composition of the Board of Directors under applicable law and the Company’s organizational documents. Accordingly, for purposes of this Section 4.1, all obligations of the Company under paragraphs (a), (b) and (d) hereof shall be deemed to be “to use reasonable best efforts” to cause the intended action to be taken, recognizing that the Company cannot guaranty what action its Board of Directors or stockholders may take in the future. In the event that the Board of Directors of the Company shall not cause any action to be taken under paragraphs (a), (b) and (d) hereof, the Purchaser shall be entitled to the following remedies:

(i)	A full acceleration of the vesting of the Warrants so as to make the Warrants immediately exercisable; and

(ii)	Upon each failure to comply with the provisions of paragraphs (a), (b) and (d) hereof, to appoint an additional director to the Board of Directors of the Company. Such director shall resign immediately after the default is cured to the Purchaser’s reasonable satisfaction.

4.2 Efforts. The Company and Purchaser will use their reasonable best efforts to cause the conditions specified in Article V hereof to be satisfied as soon as practicable. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

4.3 Lock-Up Agreement. Except in connection with a Change of Control (as defined below), the Purchaser shall not, without prior written approval of the Company, directly or indirectly, sell, offer or agree to sell, contract to sell, grant any option for the sale of, make any short sale, pledge, or enter into any hedging transaction that could result in a transfer of, or otherwise dispose of (1) the Shares, (2) the Warrants or (3) the shares of Common Stock issuable upon exercise of the Warrants, in each case, for a period commencing as of the Closing and ending on the first anniversary of the Closing. For purposes of this Agreement, a “Change of Control” shall mean (x) the consummation of any of the following transactions: (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, (ii) the merger of the Company into or its consolidation with any other entity in which the Company is not the surviving entity (other than a wholly-owned subsidiary of the Company) or (iii) any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of; or (y) individuals who, immediately after giving effect to the Closing, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be an Incumbent Director.

4.4 Conduct of the Business.

(a) Between the date hereof and the Closing Date, the Company will, and will cause its Subsidiaries to, (i) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice in all material respects, (ii) maintain in good repair all of the material assets and properties of the Company and its Subsidiaries consistent with past practices, and (iii) preserve intact in all material respects the current business operations of the Company and its Subsidiaries, keep available the services of the officers and employees of the Company and its Subsidiaries, and preserve the Company’s and each of its Subsidiary’s relationships with customers, suppliers, licensors, and others having business relationships with the Company or any of its Subsidiaries, consistent with past practices.

(b) Without limiting the generality of Section 4.5(a), and except as otherwise expressly provided in this Agreement, neither the Company nor any of its Subsidiaries will, without the prior written consent of Purchaser:

(i)	amend its certificate of incorporation or bylaws (or other applicable organizational or governance documents) or take any action in respect of such amendment;

(ii)	authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or series or any other securities convertible into or exercisable or exchangeable for any stock or any equity equivalents (other than the grant of employee or director stock options and other equity awards in the ordinary course of business);

(iii)	(A) split, combine, or reclassify any shares of its capital stock; (B) declare, set aside, or pay any dividend or make any other distribution or payment (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (C) make any other actual, constructive, or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (D) redeem, repurchase, or otherwise acquire any securities of the Company or any of its Subsidiaries;

(iv)	fail to comply in any material respect with any material Law;

(v)	adopt or become obligated to contribute to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) any “welfare benefit plan” (as defined in Section 3(1) of ERISA) providing for Retiree Benefits;

(vi)	intentionally take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of the Company set forth in Article II becoming untrue or (ii) any of the conditions to the obligations of Purchaser set forth in Section 5.2 not being fully satisfied; or

(vii)	agree or commit to agree (in writing or otherwise) to do any of the foregoing.

4.5 Preparation of Proxy Statement; Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and its staff under the Exchange Act, as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after Proxy Statement is cleared by the SEC. Without limiting any other provision herein, the Proxy Statement will contain such information and disclosure so that the Proxy Statement conforms in form and substance to the requirements of the Exchange Act.

(b) The Company shall promptly notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Purchaser with copies of all correspondence between the Company or any of its representatives and the SEC or its staff. The Company and the Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement as expeditiously as practicable.

(c) If at any time prior to the stockholders vote there shall occur any event with respect to the Company or any of Company Subsidiaries, or with respect to other information supplied by Company for inclusion in the Proxy Statement, which event is required to be described in an amendment of or a supplement the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.

(d) The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the ”Company Stockholders Meeting”) for the purpose of seeking the Requisite Stockholder Vote. The Company shall, through the Board of Directors, recommend to its stockholders that they give the Requisite Stockholder Vote, except to the extent that the Board of Directors shall have withdrawn or modified its recommendation of this Agreement.

4.6 Non-Competition. Until the earlier of the termination of this Agreement in accordance with Article VI or the Closing Date, the Purchaser will not make any equity investment in any entity in the identification solutions or biometrics markets without the Company’s prior written consent, other than potential investments that have been identified by the Purchaser to the Company in writing prior to the date of this Agreement.

4.7 No Shop Agreement. Until the earlier of the termination of this Agreement in accordance with Article VI or the Closing Date, the Company will not, and will not cause nor permit any of its Subsidiaries or affiliates or any of its or their directors, officers, employees, agents or representatives to, (a) negotiate, authorize, recommend, enter into or propose to enter into, with any person other than the Purchaser or persons designated by the Purchaser, any transaction involving (directly or indirectly) an issuance, sale or acquisition of 5% or more of any class or series of securities of the Company or any of its Subsidiaries, a sale or lease of material assets by the Company or any of its Subsidiaries (other than in the ordinary course of the Company’s business consistent with past custom and practice), or any merger, recapitalization, business combination, strategic alliance, joint venture or similar transaction involving the Company or any of its Subsidiaries (a “Competing Transaction”), (b) continue to engage in any pending discussions or negotiations with any third party concerning any previously proposed Competing Transaction, (c) encourage, solicit or initiate discussions, negotiations or submissions of proposals, indications of interest or offers in respect of a Competing Transaction, or (d) furnish or cause to be furnished to any person any information in furtherance of a Competing Transaction. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors between the date of this Agreement and prior to the date of the meeting of the Company’s stockholders at which they will vote on the transactions contemplated by this Agreement from (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (as defined below); (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C)

recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) and by a majority vote of the Board that such action would be required in order for the directors to comply with their respective fiduciary duties under applicable law, (ii) in each such case referred to in clause (A) or (B) above, the Company’s Board of Directors also determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to lead to a Superior Proposal (as defined below), and (iii) in the case referred to in clause (C) above, (w) the Company’s Board of Directors also determines in good faith and by a majority of the Board that such Acquisition Proposal is a Superior Proposal, (x) the Company’s Board of Directors has given the Purchaser two (2) business days’ prior written notice of its intention to recommend such Acquisition Proposal to the stockholders of the Company, (y) the Company’s Board of Directors has considered any changes to this Agreement (if any) proposed by the Purchaser, and (z) the Company’s Board of Directors has determined in good faith and by a majority vote of the Board, after consultation with the Company’s outside legal counsel, that such unsolicited proposal remains a Superior Proposal even after the changes proposed by the Purchaser. Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with its disclosure obligations under Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. If the Company receives any inquiry, proposal, indication of interest or offer with respect to a Competing Transaction, the Company will promptly notify the Purchaser of the same and the terms thereof in writing.

For purposes of this Agreement, an “Acquisition Proposal” shall mean (1) a bona fide proposal by any person (other than the Purchaser) to the Company or its stockholders to engage in any Competing Transaction, (2) a public statement by any person (other than the Purchaser) to the Company or its stockholders of such person’s intention to make a proposal to engage in a Competing Transaction or (3) the filing by any person (other than the Purchaser) of an application or notice with any governmental authority to engage in a Competing Transaction. A “Superior Proposal” shall be a bona fide Acquisition Proposal that is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) and the Person making the proposal and, if consummated, is reasonably likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby.

4.8 Standstill. Until the earliest of (i) the termination of this Agreement in accordance with Article VI, (ii) the Closing Date or (iii) a third party publicly making an Acquisition Proposal, the Purchaser will not, and will not cause nor permit any of its subsidiaries or affiliates or any of its or their directors, officers, employees, agents or representatives, directly or indirectly, without the prior written consent of the Company, to (a) acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any voting securities of the Company (other than pursuant to this Agreement) or substantially all of the assets of the Company, (b) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company, (c) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (e) otherwise act, alone or in concert with others, to seek to control the Board of Directors of the Company, (f) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or (g) knowingly advise, assist or encourage any other persons in connection with any of the foregoing.

4.9 Injunctive Relief. Each party acknowledges that any breach or threatened breach of the provisions of Sections 4.1, 4.5(d), 4.6, 4.7, 4.8 or 4.16 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the breaching party from committing such breach or threatened breach. The right provided under this Section 4.10 shall be in addition to, and not in lieu of, any other rights and remedies available to the parties.

4.10 Access to Information. The Purchaser shall have the following management rights as long as it continues to beneficially own the Shares or the Warrants: (a) to receive the same information as is provided to members of the Board and the board of directors of its majority-owned subsidiaries; and (b) to access any other Company information as approved by the Board, subject to the Company’s insider policies and applicable regulatory requirements. Further, Purchaser will be permitted to consult on a regular basis with Company management with respect to the business and affairs of the Company and the Subsidiaries and, if requested by Purchaser, exercise other “management rights” as are necessary to qualify the securities of the Company owned by Purchaser as a “venture capital investment” within the plan asset regulations under ERISA (Department of Labor Regulation 2510.3-101).

4.11 Conflicts of Interest. The Purchaser and the Company recognize that Mr. Robert LaPenta shall have, as a director, fiduciary responsibilities, duties and obligations to the Company and its stockholders. The Purchaser and the Company also recognize that Mr. Robert LaPenta has fiduciary responsibilities, duties and obligations to the Purchaser and its affiliates (including its general and limited partners). To the extent that a conflict arises regarding potential investment opportunities, the Purchaser’s portfolio, companies or affiliates, or otherwise, then the Purchaser shall bring the potential conflict and a proposed resolution to the attention of the Company’s Board of Directors and the applicable advisory board representing the interests of the Purchaser and its affiliates. If it is determined that a conflict exists, the independent members of the respective boards shall decide on a resolution which could include Mr. Robert LaPenta recusing himself from any active involvement (other than as passive investor) on behalf of Company or the Purchaser or its affiliates in the matter giving rise to the conflict (the “Conflict Policy”). Provided that all the material facts relating to the conflict are disclosed by Mr. LaPenta to the Board and Mr. LaPenta adheres to the resolution of the conflict that is approved by the majority of the disinterested members of the Board, Mr. LaPenta will be presumed, with respect to such conflict, to (i) have satisfied and fulfilled the fiduciary duty of a director and stockholder, (ii) have acted in good faith and in a manner that Mr. LaPenta reasonably believes to be in or not opposed to the best interest of the Company and (iii) not have breached his duty of loyalty to the Company or derived an improper benefit therefrom. This provision shall not relieve the Board of its fiduciary obligations to the Company and its shareholders including, without limitation, its obligations under Section 145(d) of the Delaware General Corporation Law.

4.12 Covenants.

(a) Each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use its reasonable best efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, including without limitation under the HSR Act, and (ii) all approvals and consents required under all Contracts to which the Company or any of its Subsidiaries is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. All filing fees required to be paid in connection with any filing under the HSR Act shall be paid by the Company.

(b) Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

4.13 Pre-Closing Information Rights. Until the earlier of the termination of this Agreement pursuant to Article VI or the Closing Date, the Company will permit the authorized representatives of the Purchaser full and free access, at all times during regular working hours, and upon reasonable advance notice, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s officers, agents and representative.

4.14 Public Announcements. The Company and Purchaser will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

4.15 Termination of Purchaser’s Rights. The Purchaser’s rights and the Company’s obligations under Section 4.1 shall terminate in the event that the Purchaser does not own at least the Minimum Interest.

4.16 Right of First Refusal for New Securities.

(a) The Company hereby grants to the Purchaser a right of first refusal to purchase shares of any New Securities (as defined below) which Company may, from time to time, propose to sell and issue. Such right of first refusal shall allow Purchaser to purchase a pro rata portion of the New Securities proposed to be issued, determined with reference to the aggregate number of outstanding shares of Common Stock held by the Purchaser or its permitted transferees before the proposed issuance of New Securities. The right of first refusal granted hereunder shall terminate if unexercised within 15 Business Days after receipt of the notice described in Section 4.16(b) below. “New Securities” shall mean any authorized but unissued shares, and any treasury shares, of capital stock of Company and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include securities issued (i) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services; (ii) pursuant to an underwritten public offering; (iii) pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof; (iv) as consideration in connection with a bona fide business acquisition by the Company; (v) to an entity as a component of any business relationship with such entity for purposes of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital; or (vi) to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions; provided, that in the case of the foregoing clauses (i), (iv), (v) and (vi), such arrangements shall have been approved by a majority of the Board of Directors of the Company. Prior to commencing any underwritten public offering of securities, the Company shall consult with Purchaser to determine whether Purchaser desires to participate in such capital raising transaction.

(b) If the Company proposes to issue New Securities, it shall give the Purchaser written notice thereof, describing the New Securities, the number thereof to be issued, the purchase price therefor and the terms upon which Company proposes to issue the same. The Purchaser shall have 15 Business Days from the date such notice is given to determine whether to purchase all or any portion of the Purchaser’s pro rata share of such New Securities for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Securities to be purchased.

(c) If the Purchaser has not elected to purchase all of the New Securities proposed to be issued (within the time period for notifying the Company set forth above), then the Company shall have 90 calendar days in which to complete the proposed issuance of the portion of the New Securities not purchased by the Purchaser at a price not less than that contained in the notice previously given to the Purchaser and on terms and conditions not more favorable to the third party than those contained in such notice. If, at the end of such 90-calendar day period, the Company has not completed such issuance of New Securities, the Company shall no longer be permitted to issue such New Securities pursuant to this Section 4.16 without again fully complying with all of the provisions of this Section 4.16.

ARTICLE V

CONDITIONS TO CLOSING

5.1 The Company’s obligation to complete the purchase and sale of the Securities and deliver such stock certificates and Warrants to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company (to the extent legally permissible):

(a) Payment of Purchase Price. The Company shall have received same-day funds in the full amount of the purchase price for the Securities being purchased hereunder;

(b) Representations and Warranties True. The representations and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or for changes contemplated by this Agreement;

(c) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) Certificate. The Purchaser shall have delivered to the Company a certificate executed by an officer of the Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 5.1(b) and 5.1(c) above;

(e) Registration Rights Agreement. The Purchaser shall have executed and delivered a Registration Rights Agreement in the form of Exhibit C attached hereto (the “Registration Rights Agreement”);

(f) Lau Technologies Lock-Up Agreement. Lau Technologies shall have executed and delivered a Lock-Up Agreement in the form of Exhibit D attached hereto (the “Lau Technologies Lock-Up Agreement”);

(g) Stockholder Approval. The Company shall have received approval from its stockholders of the transactions contemplated by this Agreement (the “Requisite Stockholder Vote”);

(h) Reverse Stock Split. The Company shall have effected a 1-for-2.5 reverse stock split of its Common Stock which, if required, shall be reflected in the Company’s certificate of incorporation to be filed with the Delaware Secretary of State;

(i) Third Party Approvals. All material third party consents and approvals required to be obtained for the transactions contemplated hereby shall have been obtained and effective as of the Closing; and

(j) Chairman Able to Serve. Mr. LaPenta shall remain able on the Closing Date to serve as Chairman of the Board of the Company.

5.2 The Purchaser’s obligation to accept delivery of such stock certificate(s) and to pay for the Securities evidenced thereby shall be subject to the following condition, any one or more of which may be waived by the Purchaser (to the extent legally permissible):

(a) Representations and Warranties True. The representations and warranties made by the Company shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or for changes contemplated by this Agreement;

(b) Compliance with Covenants. The Company shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(c) Certificate. The Company shall have delivered to the Purchaser a certificate executed by the chief executive officer of the Company, dated the Closing Date, as to the matters set forth in Sections 5.2(a) and 5.2(b) above;

(d) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement;

(e) Lau Technologies Lock-Up Agreement. The Company and Lau Technologies shall have executed and delivered the Lau Technologies Lock-Up Agreement;

(f) Shares and Warrants. The Company shall have executed and delivered the Shares and the Warrants to the Purchaser;

(g) Reverse Stock Split. The Company shall have effected a 1-for-2.5 reverse stock split of its Common Stock which, if required, shall be reflected in the Company’s certificate of incorporation as filed with the Delaware Secretary of State;

(h) Litigation. No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking material damages on account thereof;

(i) Stockholder Approval. The Company shall have received the Requisite Stockholder Vote;

(j) Board of Directors. Each of the Purchaser Designees shall have been duly nominated and elected to the Board of Directors of the Company, and immediately after the Closing the entire Board of Directors shall consist of no more than twelve (12) board members;

(k) HSR Act. All applicable waiting periods, if any, in respect of the transactions contemplated hereby under the HSR Act shall have expired or terminated;

(l) Expenses. The Company shall have paid certain costs and expenses of Purchaser incurred prior to Closing in accordance with Section 8.3 hereof;

(m) Nasdaq Approvals. The Company shall have provided appropriate notice to Nasdaq with respect to the Shares, such that the Shares are eligible for trading on Nasdaq;

(n) Third Party Approvals. All material third party consents and approvals required to be obtained for the transactions contemplated hereby shall have been obtained and effective as of the Closing;

(o) Strategic Committee Charter. The Board shall have approved and adopted the Strategic Committee Charter in the form attached hereto as Exhibit E; and

(p) Chairman Able to Serve. Mr. LaPenta shall remain able on the Closing Date to serve as Chairman of the Board of the Company.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.2(a) and (b), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.1(b) and (c), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within 10 days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Purchaser, if the conditions set forth in Section 5.2 become incapable of satisfaction;

(e) by the Company, if the conditions set forth in Section 5.1 become incapable of satisfaction;

(f) by the Purchaser, or the Company, if the Closing shall not have occurred on or before March 31, 2006 or such other date, if any, as the Purchaser and the Company may agree in writing, except to the extent that the failure to consummate the transactions arises out of or results from the material breach of the party seeking to terminate;

(g) by the Purchaser, if, at any time prior to the Company Stockholders’ Meeting, the Company’s Board of Directors shall have failed to make or withdrawn its recommendation to the stockholders that they approve of the sale of the Shares contemplated hereby; or

(h) by the Purchaser, if the Company shall have materially breached its obligations under Section 4.7 above.

6.2 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to Purchaser or the Company, including any liability for a breach of this Agreement prior to the effective date of such termination, except as specifically provided in the remaining provisions of this Section 6.2, which shall be the parties’ sole remedy in the event of any termination of this Agreement or if the Closing does not otherwise occur (whether due to a party’s breach, the failure of a condition to be satisfied or for any other reason).

(b) If this Agreement is terminated under Section 6.1(c), the Purchaser shall pay to the Company, within three Business Days of such termination, (i) the Termination Fee plus (ii) up to $1,000,000 of the actual out-of-pocket expenses of the Company relating to the transactions contemplated hereby.

(c) If this Agreement is terminated under Section 6.1(b), (g) or (h), the Company shall pay to the Purchaser, within three Business Days of such termination, (i) the Termination Fee plus (ii) up to $1,000,000 of the actual out-of-pocket expenses of the Purchaser relating to the transactions contemplated hereby.

(d) For purposes of this Agreement, the “Termination Fee” shall mean the sum of $4,000,000.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser or the Company. No action for a breach of the representations and warranties contained herein shall be brought more than 18 months following the Closing Date, except for claims of which Company has been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Company, within such 18-month period.

7.2 Limits on Claims. The parties’ indemnification obligations under this Agreement shall be subject to the following:

(a) Neither party shall have any obligation to indemnify or hold harmless the other party unless, and only to the extent that, the aggregate amount of Losses incurred by the such other party exceeds $1,000,000;

(b) Neither party shall have any obligation to make indemnification payments hereunder that exceed in the aggregate $15,000,000;

(c) Neither party shall have any obligation to indemnify the other party for consequential damages, punitive or exemplary damages, special damages, lost profits, unrealized expectations or other similar items, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which a party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined (i) disregarding any materiality, Material Adverse Effect or similar qualifiers contained in this Agreement or any other Transaction Document or in any other certificate or document delivered pursuant to this Agreement, (ii) after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention), and other third party recoveries actually received by such party in respect of such Losses (which proceeds and recoveries each party agrees to use commercially reasonable efforts to obtain), and (iii) net of the amount of any tax benefit (reduced by the amount of taxes paid or payable by the indemnified party which are attributable to the receipt of the indemnification payment, insurance proceeds or third party recoveries) actually realized related thereto. If an indemnification payment is received by a party, and such party later receives insurance proceeds, other third party recoveries, or actually received any tax benefits, in respect of the related Losses, such party shall immediately pay to the indemnifying party a sum equal to the lesser of (y) the actual amount of such insurance proceeds, or other third party recoveries, and tax benefits (reduced by the amount of taxes paid or payable by the indemnified party which are attributable to the receipt of the indemnification payment, insurance proceeds or third party recoveries) or (z) the actual amount of the indemnification payment previously paid by the indemnifying party with respect to such Losses.

7.3 Indemnification by the Company. From and after the Closing Date, subject to any applicable limitations set forth in Section 7.1 and Section 7.2, the Company shall indemnify and hold the Purchaser and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature (each a “Loss” and collectively, “Losses”) arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Company set forth in this Agreement or any other Transaction Document or in any other certificate or document delivered by the Company pursuant to this Agreement (in each case disregarding for this purpose any materiality, Material Adverse Effect or similar qualifiers contained herein or therein).

7.4 Indemnification by the Purchaser. From and after the Closing Date, subject to any applicable limitations set forth in Section 7.1 and Section 7.2, the Purchaser shall indemnify and hold the Company and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (the “Company Indemnified Parties”) harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement or any other Transaction Document or in any other certificate or document delivered by the Purchaser pursuant to this Agreement (in each case disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained herein or therein).

7.5 Procedure for Indemnification. Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, however, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (i) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 30-day response period if a response, received within such 30-day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

7.6 Remedies Exclusive. Subject to Sections 4.1(h) and 4.9 hereof, the remedies provided in this Article VII shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein or in any other Transaction Document or in any other certificate or document delivered pursuant to this Agreement. Subject to Sections 4.1(h) and 4.9 hereof, no party may commence any suit, action or proceeding against any other party hereto with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Article VII.

7.7 Right of Set-Off. If the indemnifying party has not satisfied in cash any indemnification obligation owed by them hereunder, the party seeking indemnification may, at its discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the party seeking indemnification to the indemnifying party.

7.8 No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no party shall be entitled to recover the amount of any Losses suffered by such party more than once under all such agreements in respect of such fact, event, condition or circumstance.

ARTICLE VIII

MISCELLANEOUS

8.1 Broker’s Fee. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Securities to the Purchaser other than USBX Advisory Services and Janney Montgomery Scott LLC.

8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser (provided that in such case Purchaser shall not be relieved of its obligations hereunder). The Company shall execute such acknowledgements of such assignments and collateral assignments in such forms as Purchaser may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 8.2 shall be void and of no force or effect. “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

8.3 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by the Purchaser in connection with such transactions will be borne by the Purchaser and (b) the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby will be borne by the Company; provided however that upon the Closing, the Company shall pay one-half of the Purchaser’s actual, out-of-pocket third party fees and expenses up to a maximum of $500,000.

8.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Attention: President

with copies to:

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Attention: General Counsel

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Charles J. Johnson, Esq.

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b)	if to the Purchaser, to:

L-1 Investment Partners LLC

177 Broad Street

Stamford, CT 06901

Attention: Chairman

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Marita A. Makinen, Esq.

or at such other address as may have been furnished to the Company in writing.

8.5 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Purchaser.

8.6 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware with respect to Sections 4.1, 4.7, 4.8, 4.11 and 4.16 only, and otherwise the laws of the State of New York, without giving effect to the principles of conflicts of laws.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

8.10 Entire Agreement. This Agreement, the attached exhibits and schedules, the Non-Disclosure Agreement effective as of June 15, 2005, and the other agreements, documents and instruments contemplated hereby and referenced herein contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

8.11 Press Releases. Press releases shall be mutually agreed upon by the Company and the Purchaser before they are externally distributed.

8.12 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (other than the Purchaser Indemnified Parties and the Company Indemnified Parties).

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

VIISAGE TECHNOLOGY, INC.

By	/s/ Denis K. Berube
Name:	Denis K. Berube
Title:	Chairman of the Board

PURCHASER:

L-1 INVESTMENT PARTNERS LLC

By	/s/ Robert LaPenta
Name:	Robert LaPenta
Title:	Chairman and CEO

EXHIBIT A

FORM OF FIRST WARRANT

EXHIBIT B

FORM OF SECOND WARRANT

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF LAU TECHNOLOGIES LOCK-UP AGREEMENT

EXHIBIT E

FORM OF STRATEGIC COMMITTEE CHARTER